Exhibit 10.1

AMENDMENT AND WAIVER TO INTERIM LOAN AGREEMENT

AMENDMENT AND WAIVER, dated as of March 26, 2009 (this “Amendment and Waiver”), to the Senior Unsecured Interim Loan Agreement, dated as of January 28, 2008 (as amended, amended and restated, modified or supplemented from time to time, the “Interim Loan Agreement”), among Harrah’s Operating Company, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties named therein.

WITNESSETH:

WHEREAS, pursuant to the Interim Loan Agreement, the Lenders have extended credit to the Borrower on the terms and conditions set forth in the Interim Loan Agreement;

WHEREAS, the Borrower is considering negotiating transactions with individual Lenders from time to time to buy back Loans at prices below par (which offers may not be made to all Lenders on a pro rata basis or may not be made to Lenders at the same offer prices or with the same consideration), such buybacks to be in the form of voluntary prepayments of the Loans held by specific Lenders by the Borrower on a non-pro rata basis (“Buybacks”);

WHEREAS, the Required Lenders have consented to waive or amend certain provisions of the Interim Loan Agreement on the terms and conditions contained herein in order to permit Buybacks;

WHEREAS, Section 9.08 of the Interim Loan Agreement provides that the Interim Loan Agreement may be amended, in the case of any amendment that is also obtained with respect to the corresponding provision in the Senior Unsecured Notes Indenture, with the consent of Lenders having Loans and holders of Senior Unsecured Notes representing more than 50% of the sum of all Loans and Senior Unsecured Notes outstanding; and

WHEREAS, the Borrower desires to amend the Interim Loan Agreement in certain respects as permitted by Section 9.08 of the Interim Loan Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

Section 1.1 Defined Terms. Terms defined in the Interim Loan Agreement and used herein shall have the meanings given to them in the Interim Loan Agreement unless otherwise defined herein or the context otherwise requires.

ARTICLE II

Amendment and Waiver

Section 2.1 Waiver.

(a) The Borrower shall conduct all Buybacks on an arms’ length basis and (i) the amount of the consideration paid for the Loans in any Buyback shall be a percentage of the par principal amount (the “Discount”) to be individually negotiated and agreed with the counterparty in such Buyback (the “Counterparty”) and (ii) the form of consideration paid for the Loans in any Buyback shall be a form (which may be cash or non-cash) to be individually negotiated and agreed with the Counterparty.

(b) As a condition precedent to the consummation of each Buyback, the Borrower shall have delivered to the Administrative Agent at the consummation of each Buyback a certificate of a Responsible Officer of the Borrower stating (x) that no Default or Event of Default has occurred and is continuing under the Interim Loan Agreement and (y) the aggregate principal amount of Loans so prepaid pursuant to such Buyback.

(c) Each Buyback shall be consummated pursuant to procedures agreed to by the Borrower and the Counterparty; provided that the Administrative Agent may establish procedures with respect to mechanical provisions relating to such Buyback, including, without limitation, timing, rounding and minimum amounts.

(d) Each Buyback shall constitute a voluntary prepayment of Loans for all purposes under the Interim Loan Agreement (it being understood at no time shall the Borrower be able to exercise voting rights in respect of Loans subject to a Buyback).

(e) The Required Lenders hereby consent to the transactions described in this Section 2.1 notwithstanding anything to the contrary in the Interim Loan Agreement and hereby waive the requirements of any provision of the Interim Loan Agreement (including, without limitation, Sections 2.11 or 2.18) that might otherwise prohibit any Buyback, result in a Default or an Event of Default as a result of the Buyback or require the ratable sharing of proceeds received by Lenders from any Buyback. The Required Lenders further acknowledge and agree that following a Buyback, (i) interest in respect of Loans may be made on a non-pro rata basis among the applicable Lenders to reflect the payment of accrued interest to certain Lenders in a Buyback and (ii) all subsequent prepayments and repayments of Loans (other than a Buyback) shall be made on a pro rata basis among the Lenders holding Loans (based upon the then outstanding principal amounts of the Loans of such Lenders after giving effect to any Buyback as if made at the applicable prepayment premium otherwise set forth in the Interim Loan Agreement).

(f) This Amendment and Waiver shall neither (i) require the Borrower to undertake any Buyback nor (ii) limit or restrict the Borrower from making voluntary prepayments of the Loans in accordance with the provisions of the Interim Loan Agreement as in effect prior to the Buyback Amendment and Waiver Effective Date (as defined below).

Section 2.2 Amendments.

(a) Section 2.18(c) of the Interim Loan Agreement is hereby amended by deleting from clause (ii) of the proviso thereto “other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply)” and replacing it with the following language:

“including to the Borrower or any Subsidiary or Affiliate thereof”.

(b) the Interim Loan Agreement is hereby amended by deleting the following sections and all references thereto in their entirety:

“Section 5.01 (Reports and Other Information)

Section 5.02 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock)

Section 5.03 (Limitation on Restricted Payments)

Section 5.04 (Dividend and Other Payment Restrictions Affecting Subsidiaries)

Section 5.05 (Transactions with Affiliates)

Section 5.06 (Change of Control)

Section 5.07 (Compliance Certificate)

Section 5.09 (Future Guarantors)

Section 5.10 (Liens)

Sections 5.12 (a)(iii), 5.12(a)(iv) and 5.12(a)(vi) (Merger, Amalgamation, Consolidate or Sale of All or Substantially All Assets)

Section 5.13 (Asset Sales) and Section 2.11(b)(ii) (Prepayments–mandatory prepayment upon Asset Sales)

Article VI (Covenant Suspension)

Sections 7.01 (c), 7.01(d), 7.01(e), 7.01(f) and 7.01(g) (Events of Default)”.

(c) Section 1.01 of the Interim Loan Agreement is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Interim Loan Agreement as a result of the amendments set forth in Section 2.2(b) of this Amendment and Waiver.

Section 2.3 Conditions to Effectiveness.

(a) This Amendment and Waiver shall become effective with respect to the amendments and waivers set forth in Section 2.1 and Section 2.2(a) on the date (the “Buyback Amendment and Waiver Effective Date”) on which:

(i) The Administrative Agent shall have received this Amendment and Waiver, executed and delivered by a duly authorized officer of the Borrower; and

(ii) the Administrative Agent shall have received evidence of consent of Lenders having Loans representing more than 50% of the sum of all Loans outstanding on the Buyback Amendment and Waiver Effective Date.

(b) This Amendment and Waiver shall become effective with respect to the amendments set forth in Section 2.2(b) and Section 2.2(c) on the date (the “Covenant Amendment Effective Date”) on which:

(i) The Administrative Agent shall have received this Amendment and Waiver, executed and delivered by a duly authorized officer of the Borrower; and

(ii) the Administrative Agent shall have received evidence of consent of Lenders having Loans and holders of Senior Unsecured Notes representing more than 50% of the sum of all Loans and Senior Unsecured Notes outstanding on the Covenant Amendment Effective Date.

Section 2.4 Continuing Effect; No Other Amendments or Waivers. This Amendment and Waiver shall not constitute an amendment or waiver of or consent to any provision of the Interim Loan Agreement and the other Loan Documents except as expressly stated herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly waived hereby, the provisions of the Interim Loan Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with their terms. The amendments and waivers to be effected on the Buyback Amendment and Waiver Effective Date shall be effective on such date notwithstanding the occurrence or non-occurrence of the Covenant Amendment Effective Date. The amendments to be effective on the Covenant Amendment Effective Date shall be effective on such date notwithstanding the occurrence or non-occurrence of the Buyback Amendment and Waiver Effective Date.

Section 2.5 Severability. In case any provision in this Amendment and Waiver shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6 Counterparts. This Amendment and Waiver may be executed in any number of separate counterparts by the parties hereto (including by telecopy or via electronic mail), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

Section 2.7 GOVERNING LAW. THIS AMENDMENT AND WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be executed and delivered by their respective duly authorized officers as of the date first above written.

HARRAH’S OPERATING COMPANY, INC.

By:	/s/ Gary W. Loveman
Name:	Gary W. Loveman
Title:	President and Chief Executive Officer

CITIBANK, N.A., as Administrative Agent

By:	/s/ Stuart G. Dickson
Name:	Stuart G. Dickson
Title:	Vice President